Exhibit 10.1

December 12, 2011

Mr. John R. Chiminski

c/o Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

Dear John:

As you are aware, in connection with your employment with PTS Holdings Corp. (together with its successors and assigns, “PTS”) and Catalent Pharma Solutions, Inc. (together with its successors and assigns, “Catalent”) you entered into an employment agreement, dated as of February 23, 2009, as amended on October 30, 2009 and June 30, 2010, and as it may be further amended from time to time (the “Employment Agreement”), which sets forth the terms and conditions of such employment. Section 12(d) of the Employment Agreement provides that the Employment Agreement may not be altered, modified or amended except by written instrument signed by you, PTS and Catalent.

Notwithstanding anything to the contrary in Section 1 of the Employment Agreement, subject to the provisions of Section 7 of the Employment Agreement, you will be employed by PTS and Catalent (collectively, the “Companies”) for a period commencing on the date hereof and ending on December 11, 2014 (the “Employment Term”) on the terms and subject to the conditions set forth in the Employment Agreement; provided, however, that commencing with December 12, 2014 and on each December 12th thereafter (each, an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless PTS, Catalent or you (each, a “Party”) provides the other Party hereto (which in the case of you shall be either to PTS or Catalent) sixty (60) days’ prior written notice before the next Extension Date that the Employment Term shall not be so extended.

Notwithstanding anything to the contrary in Section 3 of the Employment Agreement, during the Employment Term, Catalent shall pay you an annual base salary at the annual rate of $850,000, payable in regular installments in accordance with Catalent’s usual payment practices (but in all events no less frequently than semi-monthly). You shall be entitled to such increases, if any, in your base salary as may be determined from time to time in the sole discretion of the Board of Directors of PTS (the “PTS Board”). Your annual base salary may not be decreased during the Employment Term (including for purposes of determining severance amounts under Section 7 of the Employment Agreement) without your prior consent (other than a general reduction in annual base salary that affects all members of senior management proportionately; provided, however, that any such reduction shall not be taken into account for purposes of determining severance amounts under the Employment Agreement and any severance provided thereunder following such reduction shall be calculated based on your annual base salary being no less than $850,000). Your annual base salary, as in effect from time to time, consistent herewith, will be referred to for purposes of this letter agreement and the Employment Agreement as the “Base Salary.”

Notwithstanding anything to the contrary in Section 4(b) of the Employment Agreement, with respect to the 2012 fiscal year and each full fiscal year during the Employment Term, commencing with the 2013 fiscal year, subject to your continued employment with Catalent and PTS through the end of each such fiscal year (except as otherwise provided in Section 7 of the Employment Agreement or as otherwise provided for under the terms of Catalent’s Management Incentive Plan, as it may be amended from time to time (the “MIP”)), you shall be entitled to receive an annual cash bonus award (the “Annual Bonus”) under the MIP with a target amount equal to $1,000,000 (the “Target Bonus”) and a maximum of two hundred percent (200%) of the Target Bonus, based upon and subject to the achievement of annual performance targets established by the Board under the MIP, in consultation with you, within the first three (3) months of each fiscal year during the Employment Term; provided, however, that in no event shall such targets or the method of determining payouts based on the degree to which such targets are attained, be less favorable to you than those applying to other senior executives of Catalent. As the actual amount payable to you as an Annual Bonus will be dependent upon the achievement of performance goals established under the MIP and referred to herein, your actual Annual Bonus may be less than, greater than or equal to the Target Bonus; provided, that the maximum Annual Bonus that you may be eligible to receive for a fiscal year shall not exceed two hundred percent (200%) of the Target Bonus. Subject to the terms set forth in that certain letter agreement among you, Catalent and PTS, entered into June 30, 2010, the Annual Bonus, if any, shall be paid to you in cash in accordance with the terms and conditions of the MIP. Notwithstanding anything in this letter agreement, the Employment Agreement or the MIP to the contrary, your Annual Bonus, if any, under the MIP, earned in respect of the 2012 fiscal year, will be determined as follows: (i) the portion of your Annual Bonus, if any, that relates to your employment with Catalent and PTS from July 1, 2011 through the day immediately prior to the date hereof will be calculated by reference to the base salary earned by your during such period, which, for the avoidance of doubt was $750,000, and (ii) the portion of your Annual Bonus, if any, that relates to your employment with Catalent and PTS from the date hereof through the last day of the 2012 fiscal year will be calculated by reference to the Target Bonus.

Notwithstanding anything to the contrary in Section 5 of the Employment Agreement and in addition to the benefits provided for therein, with respect to each calendar year during the Employment Term, you will be entitled to be reimbursed by Catalent (on a tax grossed-up basis) for the reasonable cost of (i) premiums for an executive life insurance policy and (ii) financial services/planning, subject to (x) receiving customary back-up documentation regarding such insurance or financial services/planning, as applicable, and (y) an aggregate cap of $15,000 for each of the premiums and the services/planning. Reimbursement shall be made within thirty (30) days after receipt of documentation reasonably acceptable to Catalent, but in no event later than the last day of the taxable year following the taxable year in which the expenses were incurred.

This letter agreement, upon execution by the Parties, hereby serves as an amendment to the Employment Agreement and shall be deemed to be a part thereof.

Except as expressly set forth above, the Employment Agreement shall remain in full force and effect.

This letter agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware without regards to conflicts of laws principles thereof and any dispute hereunder shall be resolved in accordance with Section 12(c) of the Employment Agreement.

This letter agreement may be executed by fax or pdf and in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument.

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If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

PTS HOLDINGS CORP.

By:	/s/ Michael Dal Bello
Name:	Michael Dal Bello
Title:

CATALENT PHARMA SOLUTIONS, INC.

By:	/s/ Michael Dal Bello
Name:	Michael Dal Bello
Title:

Accepted and Agreed

/s/ John R. Chiminski
John R. Chiminski

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